Exhibit 99.1

FOR IMMEDIATE RELEASE

Creative Realities Reports 1st Quarter 2023 Results

●	Announces Q1 2023 Revenue of $9.9 million
●	Announces record Q1 Gross Profit of $5.1 million (51.2%)
●	Announces record Q1 Adjusted EBITDA of $1.0 million (9.6%)
●	Reaffirms 2023 Revenue Guidance of $60 million
●	Projects Backlog Revenue of up to $110 million

LOUISVILLE, KY – May 15, 2023 – Creative Realities, Inc. (“Creative Realities,” “CRI,” or the “Company”) (NASDAQ: CREX, CREXW), a leading provider of digital signage and media solutions, announced its financial results for the first quarter ended March 31, 2023.

Rick Mills, Chief Executive Officer, commented “I am pleased to report that the Company generated first quarter 2023 revenue of $9.9 million with first quarter records of $5.1 million and approximately $960 thousand in gross profit and Adjusted EBITDA, respectively. This translates to first quarter gross profit and Adjusted EBITDA margins of 51.2% and 9.6%, respectively. The former is a record gross profit margin percentage for a quarter and the first time this number has exceeded 50%. While not a quarterly record, the first quarter Adjusted EBITDA margin percentage is a 370 basis-point improvement over the same period in 2022 and 120 basis-points above the full year results for fiscal year 2022. The Company’s run-rate on annual recurring revenue (ARR) is also at a record level of $14.8 million. These results highlight two critical factors for investors –we believe the Company’s baseline revenue levels have grown to equal $10 million in periods without material active hardware deployments, and we continued to enhance profitability in such periods driven by continued growth in our SaaS subscription revenue contracts, or ARR.

“Our first quarter typically reflects a number of seasonal influences,” stated Mr. Mills. Mr. Mills continued “Our top-line revenue for the first quarter is in line with expectations we previously articulated on our year-end 2022 results earnings call and the results required for us to drive towards the $60 million in guidance for 2023.” Mr. Mills further stated, “As we have previously communicated, we have secured material new client deployments which will ramp up significantly throughout 2023, particularly as we enter the second half of the year and throughout 2024.” Mr. Mills added, “Importantly, we are continually driving improvements in our profitability associated with both scale and new deployments, which drive our SaaS and other downstream recurring and services revenue at significantly more favorable margins. Increases in high-margin ARR increase the Company’s gross profit margin, which exceeded 50% in the period, with further improvements projected for our Adjusted EBITDA flow-through as we seek an Adjusted EBITDA run-rate of 15% exiting 2023.”

The Company is reaffirming its previously disclosed 2023 full-year revenue guidance of $60 million at a projected Adjusted EBITDA margin percentage of 15% and an annual recurring revenue of $17 million, each on an annualized exit run-rate basis. The Company previously announced revenue backlog from opportunities with existing customers at $110 million.

Our revenue backlog is primarily related to projected network deployments and project work, which upon execution will result in ARR. The Company’s backlog calculation is comprised of the full rollout of projects that have been communicated to us by our current customers under contract, and includes all revenues to be received by the Company by deploying all of our products and services necessary to service such stated projects, including projected revenues that are not currently subject to binding purchase orders or firm commitments.

2023 Q1 Financial Overview

All references to current year and prior year represent references to the three months ended March 31, 2023 and 2022, respectively.

Key Highlights:

●	Expansion of gross margin percentage to 51.2% in the current year from 36.2% in the prior year.
●	Expansion of Adjusted EBITDA margin percentage to 9.6% in the current year from 5.9% in the prior year and 8.9% for the full year 2022.
●	Revenue in-line with previously communicated expectations for first quarter 2023, reaffirming expectations for full year revenue of $60 million.

Revenue, gross profit, and gross margin:

●

Sales were $9,944, representing a decrease of $813, or 8%, as compared to the same period in 2022. Hardware revenues were $4,322 for the three month period ending March 31,2023, a decrease of $2,137, or 33%, as compared to the prior year which included a hardware refresh for two significant customers in the prior year that did not recur in the current year. Services and other revenues were $5,622 for the three month period ended March 31, 2023, an increase of $1,324, or 31%, driven by growth in managed services revenue. Managed services revenue, which includes both software-as-a-service (“SaaS”) and help desk technical subscription services, were $4,072 in the three months ended March 31, 2023 as compared to $2,703 in the same period in 2022, driven by expansion in the Company's SaaS subscription revenue, or ARR, and the inclusion of revenue from Reflect’s operations for a full three months in the current period as compared to approximately one and one-half months during the prior period as a result of the Merger closing on February 17, 2022. This represents a year-over-year growth rate of 51% in our higher margin, typically subscription-based, managed services revenue.

●

Gross profit increased by $1,197, or 31% during the three months ended March 31, 2023 as compared to the same period in 2022 driven by an increase in (1) managed services revenue of $1,369 due to expansion in software subscription revenues and the inclusion of such revenues from Reflect operations for the full period in the current year as compared to approximately one and one-half months in the prior period following the Merger on February 17, 2022, (2) software development revenue of $340 which has a higher contribution margin than other services, and (3) improvements in hardware gross margins as a result of a significant deployment with gross margin of approximately 25%.

●

Gross profit margin increased to 51.2% from 36.2% driven by more favorable revenue mix during the three months ended March 31, 2023 as managed services, which include high margin software subscription revenues, increased to 41% of total revenue as compared to 25% of total revenues in the three months ended March 31, 2022. The increase as a result of margin expansion in hardware and mix associated with increased managed services was partially offset by reduced revenue in the current year.

Operating expenses:

●

Sales and marketing expenses generally include the salaries, taxes, and benefits of our sales and marketing personnel, as well as trade show activities, travel, and other related sales and marketing costs. Sales and marketing expenses increased by $429, or 61%, driven primarily by (i) the acquisition of Reflect via the Merger on February 17, 2022, and (ii) the Company’s enhanced investments into sales and marketing activities post-COVID-19 pandemic. Immediately following the Merger, the Company integrated the sales and marketing functions and did not disaggregate expenses between the two legacy companies. Following the Merger and through integration activities between the date of the Merger and March 31, 2023, the Company adopted certain tools, technology, and processes – particularly with respect to lead generation and brand marketing – that were undercapitalized historically by the Company. Additionally, through completion of the Merger, the Company acquired a media sales business unit that sells advertising on behalf of our customers to be displays on digital advertising networks owned by those customers. This business utilizes internal and third party sales agents - the salaries and commissions of which are included within Sales and Marketing Expense within the Condensed Consolidated Statement of Operations. As a result, we expect the sales and marketing expenses of the Company for the three months ended March 31, 2023 to adequately reflect the pace for spend in these areas in future reporting periods.

●

Research and development expenses generally include personnel and development tools costs associated with the continued development of the Company’s content management systems and other related application development. Research and development expenses increased by $125, or 52%, for the three months period ended March 31, 2023 as compared to the same period in 2022 driven primarily by the completion of the Merger on February 17, 2022. Through the Merger, we acquired a fully staffed, experienced software development team and elected to keep that team in-tact, particularly given competitive employment market conditions with respect to talented software engineers. We have integrated the pre-existing CRI development team with the acquired team and have experienced enhanced speed to market on new feature and functionality development activities from increasing this resource pool. We expect a continued elevated level of capitalized activity through the third quarter of 2023 associated with a customer-facing opportunity, followed by a return to spending levels consistent with the Company’s results for the second quarter of 2022, which adequately reflect the pace for spend in these areas in future reporting periods.

●

General and administrative expenses were effectively flat, increasing $38, or 1%. As compared to the three months ended March 31, 2022, the Company experienced decreases of (1) $283 in stock compensation expense as all expense associated with outstanding performance awards was recorded as of December 31, 2022, and (2) reductions in certain expenses following completion of integration activities/projects completed during 2022 following the Reflect Merger (including but not limited to consolidation of CMS tools, cloud hosting environments, IT tools) that materialized through the balance of 2022. These decreases were partially offset by increases of (1) $117 in increased personnel costs, (2) $122 in legal expenses associated with the Company's establishment of a Special Committee of the Board of Directors to consider and respond to an unsolicited proposal of a Company shareholder to acquire certain outstanding shares of common stock of the Company and settlement of two open litigation matters during the period, and (3) other operating costs, each primarily associated with the consolidation of Reflect for three months in 2023 as compared to approximately one and one-half months during the three months ended March 31, 2022 as a result of completion of the Reflect Merger on February 17, 2022.

Operating loss, net loss, and EBITDA:

●

Operating loss was $0.1 million for the current year ended as compared to $1.0 million in the prior year, inclusive of approximately $0.8 million in non-cash amortization of fixed and intangible assets in each period.

●

Net loss was $1.0 million for the current period as compared to net income of $2.5 million for the same period in 2022, which was based on a prior year gain of $5.4 million on mark-to-market liabilities no longer included in the Company’s condensed consolidated balance sheet.

●

Adjusted EBITDA was approximately $1.0 million in the current period as compared to $0.6 million in the prior period, with an expansion in Adjusted EBITDA margin percentage from 5.6% in the prior period to 9.6% in the current period. See the appendix for a description of these non-GAAP financial measures and reconciliation to our net income.

Other notes:

●

Cash: The Company’s cash on hand as of March 31, 2023 increased to $3.9 million from $1.6 million as of December 31, 2022 as a result of collections on accounts receivable and annual billings associated with our SaaS-based contracts.

●

Reverse Stock Split: Effective March 27, 2023, the Company effectuated a one-for-three stock split of the shares of the Company's common stock, par value $0.01 per share. The Company now has approximately 7.4 million shares outstanding. The Company’s condensed consolidated financial statements as of and for the three months ended March 31, 2023 reflect this reverse stock split for the current and all prior periods presented.

●

Annual Shareholder Meeting: The Company’s annual shareholder meeting will be held on June 26, 2023 at the Company’s corporate headquarters. Shareholders can review the definitive proxy statement filed with the SEC for a description of the matters to be considered at the meeting.

Conference Call Details

The Company will host a conference call to review the results of the Company’s first quarter 2023, and provide additional commentary about the Company’s recent performance, on May 15, 2023 at 9:00 am Eastern Time.

Prior to the call, participants should register at http://bit.ly/CRIearnings2022Q4. Once registered, participants can use the dial-in information provided in the registration email to listen to the Company’s prepared remarks and participate in the live question and answer session. An archived edition of the conference call will also be posted on our website at www.cri.com later that same day and will remain available to interested parties via the same link for one year.

About Creative Realities, Inc.

Creative Realities helps clients use place-based digital media to achieve business objectives such as increased revenue, enhanced customer experiences, and improved productivity. The Company designs, develops and deploys digital signage experiences for enterprise-level networks, and is actively providing recurring SaaS and support services across diverse vertical markets, including but not limited to retail, automotive, digital-out-of-home (DOOH) advertising networks, convenience stores, foodservice/QSR, gaming, theater, and stadium venues.

With its recent acquisition of Reflect Systems, Inc., a leading provider of digital signage software platforms, the Company is poised to extend its product and service offering and accelerate growth in SaaS revenue. While Reflect provided a broad range of digital signage solutions, Reflect’s flagship products are the market-leading ReflectView digital signage platform and Reflect AdLogic ad management platform. ReflectView is the industry’s most comprehensive, scalable, enterprise-grade digital signage platform, powering enterprise customer networks. Meanwhile, Reflect AdLogic has become the benchmark for digital signage powered ad networks, delivering nearly 50 million ads daily. The acquisition of Reflect also brought to the Company a media sales division with the expertise and relationships to help any digital signage venue owner develop and execute a monetization plan for their network.

The combined company has operations across North America with active installations in more than 10 countries.

Use of Non-GAAP Measures

Creative Realities, Inc. prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding “EBITDA” and “Adjusted EBITDA.” CRI defines “EBITDA” as earnings before interest, income taxes, depreciation and amortization of intangibles. CRI defines “Adjusted EBITDA” as EBITDA excluding stock-based compensation, fair value adjustments and both cash and non-cash non-recurring gains and charges. EBITDA and Adjusted EBITDA are not measures of performance defined in accordance with GAAP. However, EBITDA and Adjusted EBITDA are used internally in planning and evaluating the Company’s operating performance. Accordingly, management believes that disclosure of these metrics offers investors, bankers and other stakeholders an additional view of the Company’s operations that, when coupled with the GAAP results, provides a more complete understanding of the Company’s financial results.

EBITDA and Adjusted EBITDA should not be considered as an alternative to net income/(loss) or to net cash used in operating activities as measures of operating results or liquidity. Our calculation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies, and the measures exclude financial information that some may consider important in evaluating the Company’s performance. A reconciliation of GAAP net income/(loss) to EBITDA and Adjusted EBITDA is included in the accompanying financial schedules.

For further information, please refer to Creative Realities, Inc.’s filings available online at www.sec.gov, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2023.

Cautionary Note on Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and includes, among other things, discussions of our business strategies, product releases, future operations and capital resources. Words such as "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance, conditions or results. They are based on the opinions, estimates and beliefs of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties, assumptions and other factors, many of which are outside of our control, that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Some of these risks are discussed in the “Risk Factors” section contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022 and the Company’s subsequent filings with the U.S. Securities and Exchange Commission. Important factors, among others, that may affect actual results or outcomes include: our ability to effectively integrate Reflect’s business operations, our strategy for customer retention, growth, product development, market position, financial results and reserves, our ability to execute on our business plan, our ability to retain key personnel, our ability to remain listed on the Nasdaq Capital Market, our ability to realize the revenues included in our future guidance and backlog reports, the ability of the Company to continue as a going concern, potential litigation, supply chain shortages, and general economic and market conditions impacting demand for our products and services, including those as a result of the COVID-19 pandemic. Readers should not place undue reliance upon any forward-looking statements. We assume no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Christina Davies

cdavies@ideagrove.com

Investor Relations:

ir@cri.com

https://investors.cri.com/

CREATIVE REALITIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	March 31,	December 31,
	2023	2022
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,905	$1,633
Accounts receivable, net	6,849	8,263
Work-in-process and inventories, net	1,479	2,267
Prepaid expenses and other current assets	804	1,819
Total current assets	$13,037	$13,982
Property and equipment, net	245	201
Operating lease right-of-use assets	1,504	1,584
Intangibles, net	23,819	23,752
Goodwill	26,453	26,453
Other assets	44	43
TOTAL ASSETS	$65,102	$66,015

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$3,087	$3,757
Accrued expenses	3,726	3,828
Deferred revenues	3,605	1,223
Customer deposits	785	2,478
Current maturities of operating leases	712	711
Short-term portion of Secured Promissory Note	1,146	1,248
Short-term portion of related party Consolidation Term Loan, net of $747 and $745 discount, respectively	2,048	1,251
Short-term related party Term Loan (2022)	1,750	2,000
Total current liabilities	16,859	16,496
Long-term Secured Promissory Note	-	208
Long-term related party Acquisition Term Loan, net of $1,312 and $1,484 discount, respectively	8,688	8,516
Long-term related party Consolidation Term Loan, net of $654 and $840 discount, respectively	3,736	4,349
Long-term obligations under operating leases	792	873
Contingent acquisition consideration, at fair value	9,865	9,789
Other liabilities	80	205
TOTAL LIABILITIES	40,020	40,436

SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value, 66,666 shares authorized; 7,394 and 7,266 shares issued and outstanding, respectively	74	72
Additional paid-in capital	76,417	75,916
Accumulated deficit	(51,409)	(50,409)
Total shareholders’ equity	25,082	25,579
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$65,102	$66,015

CREATIVE REALITIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended
	March 31,
	2023	2022
Sales
Hardware	$4,322	$6,459
Services and other	5,622	4,298
Total sales	9,944	10,757
Cost of sales
Hardware	3,206	5,382
Services and other	1,649	1,483
Total cost of sales	4,855	6,865
Gross profit	5,089	3,892
Operating expenses:
Sales and marketing expenses	1,136	707
Research and development expenses	366	241
General and administrative expenses	2,898	2,860
Depreciation and amortization expense	779	707
Deal and transaction expenses	-	391
Total operating expenses	5,179	4,906
Operating loss	(90)	(1,014)

Other income (expenses):
Interest expense, including amortization of debt discount	(803)	(449)
Change in fair value of warrant liability	-	5,469
Change in fair value of equity guarantee	(76)	-
Loss on extinguishment/settlement of obligations	-	(295)
Loss on debt waiver consent	-	(1,212)
Other income	12	6
Total other income (expense)	(867)	3,519
Net (loss) income before income taxes	(957)	2,505
Provision for income taxes	(43)	(3)
Net (loss) income	$(1,000)	$2,502
Basic (loss) earnings per common share	$(0.14)	$0.51
Diluted (loss) earnings per common share	$(0.14)	$0.51
Weighted average shares outstanding - basic	7,351	4,873
Weighted average shares outstanding - diluted	7,351	4,873

CREATIVE REALITIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Operating Activities:
Net (loss) income	$(1,000)	$2,502
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	779	707
Amortization of debt discount	356	181
Amortization of stock-based compensation	298	551
Employee Retention and other Government Credits	-	16
Loss on extinguishment of debt	-	295
Loss on debt waiver consent	-	1,212
Bad debt expense	237	116
Gain on change in fair value of warrants	-	(5,469)
Loss on change in fair value of contingent consideration	76	-
Deferred income taxes	24	-
Changes to operating assets and liabilities:
Accounts receivable	1,177	(3,724)
Work-in-process and inventories	788	52
Prepaid expenses and other current assets	1,015	777
Accounts payable	(486)	2,292
Accrued expenses	(45)	35
Deferred revenues	2,382	1,901
Customer deposits	(1,693)	(213)
Other	(40)	(30)
Net cash provided by operating activities	3,868	1,201
Investing activities
Acquisition of business, net of cash acquired	-	(17,184)
Purchases of property and equipment	(31)	(10)
Capitalization of labor for software development	(1,003)	(775)
Net cash used in investing activities	(1,034)	(17,969)
Financing activities
Principal payments on finance leases	(2)	-
Proceeds from sale of common stock in PIPE, net of offering expenses	-	1,814
Proceeds from sale & exercise of pre-funded warrants in PIPE, net of offering expenses	-	8,295
Proceeds from Acquisition Loan, net of offering expenses	-	9,868
Repayment of Term Loan (2022)	(250)	-
Repayment of Secured Promissory Note	(310)	(104)
Net cash (used in) provided by financing activities	(562)	19,873
Increase in Cash and Cash Equivalents	2,272	3,105
Cash and Cash Equivalents, beginning of period	1,633	2,883
Cash and Cash Equivalents, end of period	$3,905	$5,988

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(in thousands, unaudited)

Creative Realities, Inc. prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding “EBITDA” and “Adjusted EBITDA.” CRI defines “EBITDA” as earnings before interest, income taxes, depreciation and amortization of intangibles. CRI defines “Adjusted EBITDA” as EBITDA excluding stock-based compensation, fair value adjustments and both cash and non-cash non-recurring gains and charges.

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered as a substitute for net income (loss), operating income (loss) or any other performance measure derived in accordance with United States generally accepted accounting principles (“GAAP”) or as an alternative to net cash provided by operating activities as a measure of CRI’s profitability or liquidity. CRI’s management believes EBITDA and Adjusted EBITDA are useful financial metrics because they allow external users of CRI’s financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate CRI’s operating performance, compare the results of its operations from period to period and against CRI’s peers without regard to CRI’s financing methods, hedging positions or capital structure and because it highlights trends in CRI’s business that may not otherwise be apparent when relying solely on GAAP measures. CRI also presents EBITDA and Adjusted EBITDA because it believes EBITDA and Adjusted EBITDA are important supplemental measures of its performance that are frequently used by others in evaluating companies in its industry. Because EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income (loss) and may vary among companies, the EBITDA and Adjusted EBITDA CRI presents may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA from net loss, CRI’s most directly comparable financial measure calculated and presented in accordance with GAAP.

	Quarters Ended
	March 31	December 31	September 30	June 30	March 31
Quarters ended	2023	2022	2022	2022	2022
GAAP net income (loss)	$(1,000)	$(1,334)	$(554)	$1,262	$2,502
Interest expense:
Amortization of debt discount	356	364	363	360	181
Other interest, net	447	423	394	390	268
Depreciation/amortization:
Amortization of intangible assets	754	743	848	431	680
Amortization of employee share-based awards	225	448	456	316	469
Depreciation of property, equipment	25	30	37	37	27
Income tax expense/(benefit)	43	33	(10)	53	3
EBITDA	$850	$707	$1,534	$2,849	$4,130
Adjustments
Gain on fair value of warrant liability	-	-	-	(2,433)	(5,469)
(Gain)/loss on settlement of obligations	-	-	(37)	(21)	295
Loss on debt waiver consent	-	-	-	-	1,212
Loss on warrant amendment	-	-	-	345	-
(Gain)/loss on fair value of equity guarantee	76	(705)	(442)	73	-
Disposal of Safe Space Solutions inventory	-	909	-	-	-
Deal and transaction expenses	-	54	110	37	391
Other (income)/expense	(12)	7	2	1	(6)
Stock-based compensation – Director grants	43	56	82	82	82
Adjusted EBITDA	$957	1,028	1,249	933	635